Exhibit 14.1

Code of Conduct and Ethics

Table of Content

1	COVER LETTER	2

2	DEFINITIONS	4

3	INTRODUCTION	7

4	INTEGRITY AT CUREVAC	7

4.1	HONESTY AND INTEGRITY	7

4.2	ETHICAL BEHAVIOR, MUTUAL RESPECT AND EQUALITY	7

4.3	HEALTH, SAFETY AND ENVIRONMENT	8

4.4	CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES	8

4.5	LAW COMPLIANCE	9

5	INTEGRITY WITH OUR BUSINESS PARTNERS	10

5.1	GOOD FAITH	10

5.2	COMPETITION, ANTI-TRUST	10

5.3	ANTI-BRIBERY AND ANTI-CORRUPTION	11

5.4	ANTI-MONEY LAUNDERING	12

5.5	INTERNATIONAL TRADE, EXPORT CONTROLS	12

6	PROTECTION OF COMPANY ASSETS	12

6.1	USE OF COMPANY ASSETS	12

6.2	CONFIDENTIALITY, INSIDER TRADING	13

6.3	DATA PROTECTION AND IT SECURITY	13

6.4	DOCUMENTATION, SIGNATURE POLICY AND BOOKS, RECORDS AND ACCOUNTING	14

6.5	PUBLIC COMMUNICATION	14

7	CORPORATE SOCIAL RESPONSIBILITY	15

7.1	PRINCIPLES OF MEDICAL RESEARCH	15

7.2	HEALTHCARE CODICES	15

8	CONTACT AND SUPPORT	16

8.1	WHISTLEBLOWER	16

8.2	CONTACT AND SUPPORT	17

Code of Conduct and Ethics

1	COVER LETTER

This document sets out CureVac's code of conduct, consisting of the principal business, ethical, moral and legal standards which the CureVac, its subsidiaries, all Employees and all members of the Supervisory Board and the Executive Board (together “Member/s”) are expected to observe.

The reputation of CureVac is our highest priority and we must ensure that it is preserved and safeguarded. We have a tradition of conducting our business activities in accordance with ethical principles. This constitutes a supporting pillar of our success. While our conduct is in compliance with these principles, we all ensure that CureVac is successful in its business endeavors and that it enjoys an outstanding reputation.

As an international biopharmaceutical company, CureVac is subject to statutory provisions that vary from one country to the next. Furthermore, we are committed to upholding international agreements such as those aimed at protecting human rights, combating Corruption, and promoting sustainability. We used these commitments to establish rules of conduct for ourselves, which are described in this CureVac Code of Conduct and Ethics in a transparent manner.

All Members as well as all Employees are responsible for ensuring that their conduct is in compliance with these binding principles set forth in this CureVac Code of Conduct and Ethics, which is intended to serve as a set of guidelines and standards and describes the conduct that is expected of us in day-to-day business and work life. As always, no business deal or action is worth endangering the high degree of trust and the excellent reputation that CureVac enjoys.

We expect that the Members as well as the Employees of all CureVac companies adhere to the law, comply with rules, and conduct themselves in a manner that is in accordance with our principles. The conduct of CureVac’s executives and Managers serves as an example to be followed. They embody our principles and put them into practice every day. They are the first point of contact for matters pertaining to our principles of conduct.

Code of Conduct and Ethics

In addition, CureVac’s Compliance organization provides assistance and advice to Employees. Don’t hesitate to take advantage of the support offered by the Compliance organization. We cannot and will not tolerate violations of the CureVac Code of Conduct and Ethics. We are confident that every single one of our Employees deserves the trust that we place in them. We also expect all Employees to live up to the standards of conduct that we have set for ourselves.

The provisions of this policy replace any materially similar provisions of any existing code of conduct (or similar policy) adopted by any subsidiary of CureVac on the date this policy was first adopted, but shall apply without prejudice of any supplementary policies and guidelines which may apply from time to time to CureVac and its Affiliates. For further details and links, the Employees and Members can consult CureVac's intranet.

This policy shall be posted on the CureVac's website.

Code of Conduct and Ethics

2	DEFINITIONS

Affiliates: CureVac N.V. and all other companies, partnerships, corporations, associations with or without legal personality (rechtspersoonlijkheid), cooperatives, mutual insurance societies, foundations or any other entity or body which operates externally as an independent unit or organization, including state or governmental institutions, departments and agencies and other entities under public law CureVac N.V. directly or indirectly has a controlling interest in.

Alleged Irregularity: An irregularity of a general, operational or financial nature which is detected, or is suspected on reasonable grounds, within the Company's organization, including the imminent or actual:

▪	performance of criminal acts, such as fraud, bribery or corruption;

▪	violation of applicable laws and regulations;

▪	violation of ethical or professional standards, including the standards set out in this policy;

▪	endangerment of public health, safety or the environment;

▪	suppression, destruction, withholding or manipulation of information on the irregularity concerned.

Anti-Trust Laws: all U.S, EU and national anti-trust or competition laws

Anything of Value: includes, but is not limited to:

▪	Cash, stocks, bonds or other cash equivalents;

▪	Gifts (no matter how small);

▪	Employment offers, promises of future employment or hiring of relatives;

▪	Travel and travel-related expenses, meals and hospitality;

▪	Political contributions or charitable donations;

▪	Discounts, loans, per diem payments or subsidies;

▪	Medical expenses;

▪	Sponsorships, educational and research grants or college scholarships;

▪	Shopping excursions;

▪	Personal use of company premises or equipment.

Even intangibles such as services or information are included, such as state secrets, trade secrets, political information or any information that can be advantageous to the individual receiving it. Providing Anything of Value to relatives, friends, or colleagues of a relevant person are likewise covered as indirect benefits to that person.

Bribe or Bribery: an inducement, benefit, gift, reward or Anything of Value, in any form whatsoever, offered, promised, given, rewarded or provided in order to gain a commercial, contractual, regulatory or personal advantage

Business Partner(s): any Third Party CureVac does business with, including suppliers, consultants and customers

Chairman: the chairman of the Supervisory Board.

Code of Conduct and Ethics

Company or CureVac: CureVac N.V. and, where applicable, its Affiliates

Compliance: the compliance functions at CureVac N.V.

Compliance Committee: a permanently established committee consisting of members from CureVac's Compliance, Legal, Human Resources and Finance departments that considers facts obtained in connection with a Compliance matter and renders advice.

Compliance Management Policy: defines the principles of the Compliance Management System (CMS) and, therefore, provides Members and Employees with orientation and assistance.

Compliance Management System (CMS): the system of compliance described in the Compliance Management Policy

Compliance Officer: an individual appointed by CureVac to serve and oversee Compliance functions with a direct reporting line to the Management Board.

Corruption: the abuse of a position of employment, authority or trust to gain an Improper (Personal) Advantage in breach of duty.

Employee(s): employees, as well as officers, including permanent and temporary employees, leased and contract employees of CureVac N.V. and/or any of its Affiliates (including Managing Directors or Affiliates).

Gifts: gifts include any kind of benefit to someone as a sign of appreciation or friendship without expectation of receiving anything in return. This includes, for example, small gifts given at culturally recognized occasions (e.g. weddings, funerals) or special times of the year (e.g. Christmas, New Year). Gifts are also promotional items of nominal value which might bear CureVac’s company logo.

Improper (Personal) Advantage: improper commercial or other advantage means an advantage which is brought about because of someone performing (or failing to perform) a function or activity illegally, unethically, in bad faith, not impartially, or in breach of a position of trust.

Insider Trading Policy: the policy on insider trading established by CureVac.

Kickbacks: kickbacks are typically payments or other benefits made in return for a business favor or advantage.

Legal Department: CureVac N.V.’s legal department

Manager(s): all CureVac employees who have personnel responsibility

Management Board: the board of directors or managing directors of CureVac N.V.

Code of Conduct and Ethics

Member(s): a member of either the Management Board or the Supervisory Board, as the case may be, or any of its Affiliates.

Supervisory Board: Supervisory Board of CureVac N.V.

Third Party(ies): includes, but is not limited to, suppliers, vendors, contractors/consultants, sub-contractors and contract manufacturers.

Whistleblower: A person reporting an Alleged Irregularity.

Code of Conduct and Ethics

3	INTRODUCTION

It is the policy of the Company that the Members and all Employees of the Company and of each of its Affiliates adhere to the following principles governing our professional behavior and ethical conduct in the fulfilment of our respective responsibilities and, thereby, through our own actions, each and every one of us shall contribute to the shared corporate culture of the RNApeople®. This Code of Conduct and Ethics defines the main principles in a general form. Some of these are further described in specific guidelines referenced herein.

Failure to observe this policy may not only result in legal difficulties for the Company, but could also give rise to legal and/or disciplinary action against the Employee or Member concerned, including dismissal. Depending on the nature of the non-compliance, failure to observe this policy may be reported to the appropriate authorities.

4	INTEGRITY AT CUREVAC

4.1	HONESTY AND INTEGRITY

Each Member and Employee shall act with honesty and integrity and in an ethical manner. Each Member and Employee shall endeavor to deal fairly with the Company’s Business Partners, suppliers, competitors and with other Employees.

4.2	ETHICAL BEHAVIOR, MUTUAL RESPECT AND EQUALITY

Each Member and Employee shall proactively attempt to promote ethical behavior among his or her subordinates, peers and other Employees as well as towards Business Partners. When dealing with each other and Third Parties, each Member and Employee shall maintain an atmosphere of openness and tolerance, respect and politeness as well as fairness and trust and shall, therefore, not tolerate statements or behavior that may lead to animosity or hostility towards any of our shareholders, Members, Employees, Business Partners or any other Third Party.

Code of Conduct and Ethics

Each Member and Employee shall discriminate no-one based on a person’s gender and/or sexual identity, race or color, ethnic origin or nationality, age, religion, ideology or philosophy of life, or due to a (physical and/or mental) disability, medical condition or otherwise.

Any treatment, which intends to systematically belittle, exclude or impose unfair pressure on Employees either conducted by colleagues or by superiors, will not be tolerated by CureVac and will lead to legal consequences.

CureVac is an equal opportunity employer and each Member and Employee shares the responsibility for fulfilling CureVac’s commitment to equal employment opportunities.

4.3	HEALTH, SAFETY AND ENVIRONMENT

The operations of CureVac are conducted in compliance with applicable health, safety and environmental laws and regulations, Company standards and best practices. CureVac takes all reasonable and practical steps to ensure that a safe, healthy and clean working environment is provided. CureVac is consistently evaluating and undertaking appropriate measures in the workplace to sustainably save resources and the natural environment. Likewise, the Employees must ensure that the working environment is safe and healthy. Therefore, it is absolutely necessary that all regulations regarding the protection of Employees, all safety and environmental regulations are strictly followed.

It is forbidden to illegally possess or consume drugs while working on CureVac and its subsidiaries premises or otherwise conducting Company business. Employees and Members may not be impaired by drugs or alcohol at work.

4.4	CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

Each Employee shall avoid Conflicts of Interest between his or her personal, private interests and the interests of the Company and seek to avoid the appearance of such Conflicts of Interest. A Conflict of Interest may arise when an individual takes action or has interests that complicate or influence the objectivity and effectiveness of his or her Company-work performance or when an individual takes advantage of his or her position at the Company for improper (financial or other) personal benefit.

Code of Conduct and Ethics

Members with a Conflict of Interest should consult CureVac's Management Board Rules or Supervisory Board Rules, as the case may be.

Members and Employees are expected to advance the Company's legitimate business interests.

A Member and Employee shall not:

a.	enter into competition with the Company;

b.	provide unjustified advantages to third parties to the detriment of the Company; or

c.	take advantage of business opportunities available to the Company for himself or for his spouse, registered partner or other life companion, foster child or any relative by blood or marriage up to the second degree.

If an Employee or Member discovers, or is presented with, a business opportunity through the use of property or resources of the Company, or because of his position with the Company, he shall first disclose the terms and conditions of such business opportunity to his direct supervisor, who shall consult with the appropriate level of management to determine whether the Company wishes to pursue the business opportunity concerned.

If the decision is made not to pursue a business opportunity as referred hereto for the benefit of the Company, Employees and Members may, upon review and approval by their direct supervisor, pursue such business opportunity substantially on the original terms and conditions presented to the Company.

4.5	LAW COMPLIANCE

Each Member and Employee shall comply with all applicable laws and orders of governmental or public entities applicable to the Company, the rules and regulations of agencies having jurisdiction over the Company – as the case may be – and any internal rules and guidelines as may be implemented or amended from time to time. Each Employee and Officer is expected to familiarise himself with these laws and regulations, to the extent relevant and appropriate in relation to the performance of his activities for the Company.

Code of Conduct and Ethics

5	INTEGRITY WITH OUR BUSINESS PARTNERS

5.1	GOOD FAITH

Each Member and Employee shall act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing his or her independent judgment to be compromised.

5.2	COMPETITION, ANTI-TRUST

CureVac is a company which is mainly involved in research and development of substances and products that are supposed to become medicinal products for individual patients upon receipt of marketing authorization and their commercialization.

Hence, CureVac does not compete with other companies on product markets. It is rather the market for RNA-based research and development where CureVac competes with other companies. CureVac also competes with other companies on the talent market. CureVac is well aware that under Anti-Trust Laws, it is illegal to enter into agreements, understandings or coordinated activities with actual or potential competitors; in particular, it is illegal to coordinate with competitors in violation of Anti-Trust Laws to:

▪	Fix prices (e.g. upfront and milestone payments, royalties), premiums or specific elements thereof;

▪	Limit or restrict the output of products and services supplied;

▪	Allocate markets geographically or with regard to customer segments or product lines.

Members and Employees might meet representatives from competitors at conferences, at trade fairs, associations or otherwise. In those instances, Members and Employees shall not share any commercially confidential information nor shall they receive any such information (see also below on Confidentiality).

Code of Conduct and Ethics

Furthermore, CureVac concludes all sorts of agreements, mostly in the areas of research, development, services and licensing of intellectual property, which might include clauses that could raise Anti-Trust concerns.

Therefore, all agreements are to be assessed by the Legal Department. In this regard, Anti-Trust Compliance is accomplished.

5.3	ANTI-BRIBERY AND ANTI-CORRUPTION

It is a serious offense throughout the world to accept or grant benefits for the purpose of obtaining a material or immaterial advantage for oneself personally or a Third Party. In connection with business activities of all types, no Member or Employee may seek to provide himself/herself, Business Partners, their Employees or other Third Parties (e.g. government officials, test persons, study leaders as well as other members of clinical studies) with such impermissible advantages.

This is to be assumed in particular whenever the type and scope of said advantage are apt to unduly influence actions and decisions of the recipient.

Third Parties (for example consultants, service providers, sponsors, representatives or other intermediaries) must not be taken advantage of to circumvent these regulations.

So-called “cultural expectations” such as an alleged custom in a certain country or region to accept Gifts and other benefits in exchange for business or, otherwise, to engage in Bribery and Kickbacks, are no excuse to violate this Code of Conduct and Ethics and the applicable laws.

Individual violations of the Anti-Corruption Laws can possibly also jeopardize CureVac as a corporation and its reputation (by loss of trust etc.). Any violation of this paragraph will, therefore, have labor law and, as the case may be, criminal law consequences.

Code of Conduct and Ethics

5.4	ANTI-MONEY LAUNDERING

CureVac complies with all relevant national and international laws and regulations relating to anti-money laundering.

We are committed to the international fight against money laundering and financing of terrorism or drug trafficking. It is our objective to conduct business only with reputable Business Partners.

Payment transactions (except for petty cash transactions) are never conducted in cash. We do not transfer payments to bank accounts in countries or to persons embargoed by the U.S. or the EU. Transfers to private bank accounts of Business Partners are prohibited.

5.5	INTERNATIONAL TRADE, EXPORT CONTROLS

We are committed to complying with all applicable export and import laws, including, without limitation, sanctions, embargoes and other laws, regulations, government orders or policies.

6	PROTECTION OF COMPANY ASSETS

6.1	USE OF COMPANY ASSETS

Each Member and Employee shall use Company assets, facilities and resources accessible or employed by or entrusted to him or her in a responsible manner for legitimate business purposes and not for Improper Personal Advantage. An Employee or Member shall promptly report to his direct supervisor any misuse of Company property or resources.

Without proper authorization from their direct supervisor, Employees and Members shall not:

a.  obtain, use or divert property or resources of the Company for personal gain; or

b.  materially alter, remove or destroy property or resources of the Company or use services provided by the Company, except in the ordinary course of performing activities for the Company.

Code of Conduct and Ethics

6.2	CONFIDENTIALITY, INSIDER TRADING

Each Member and Employee shall respect the confidentiality of information (incl. but not limited to personal data of others as well as business information and know-how in which form ever) acquired in the course of the performance of his or her responsibilities, except when authorized by persons with appropriate authority or legally obligated to disclose such information. No Member or Employee shall use confidential information acquired in the course of the performance of his or her responsibilities for Improper Personal Advantage. The prohibitions of this paragraph are intended to be in addition to, and not in limitation of, any other obligations of confidentiality a Member or Employee owes to the Company (e.g. based on the basis of the individual engagement or employment agreement).

The applicable restrictions and prohibitions on market abuse, including concerning the unlawful use and disclosure of inside information, tipping and market manipulation, are specific and complex. Employees and Officers should refer to and familiarise themselves with the Company's Insider Trading Policy, which contains detailed rules on the possession of, and conducting and effecting transactions in, the Company's shares and certain other financial instruments.

6.3	DATA PROTECTION AND IT SECURITY

Personal data must be processed exclusively within the framework of the relevant data-protection regulations.

Handling sensitive data (e.g. patient data) is subject to strict requirements. Violations involving transfer of sensitive data can also be charged as criminal offense. Sensitive data must be protected at all times. A transfer of such data to Third Parties is restricted. In any case, personal data may only be used for the purposes for which they were collected.

Passwords (e.g. for computers, laptops) must be kept secret. Confidential information must be stored securely.

Code of Conduct and Ethics

6.4	DOCUMENTATION, SIGNATURE POLICY AND BOOKS, RECORDS AND ACCOUNTING

All business transactions must be documented in a timely manner, completely and correctly in accordance with the legal regulations and, additionally, according to the internal CureVac policies. Every Member and Employee is committed to this goal. In this respect, the following applies:

▪	Employees are entitled only within the framework of the Signature Policy to make binding statements and Declarations of Will on behalf of CureVac or to sign contracts, respectively. In this respect, the four-eye-principle is a key principle.

▪	Correct accounting is an important part for controlling Company decisions, for correct financial statements and for the required information about the financial situation. To the extent Members and Employees are responsible for accounting tasks, they are expected to be familiar with all current financial and accounting policies and comply with them.

6.5	PUBLIC COMMUNICATION

The Company will disclose information to the public only through specific channels, and promotes the full, fair accurate and timely and understandable disclosure in reports filed with the relevant authorities and other public communications.

Unless a Member or Employee has received proper authorisation to speak on behalf of the Company by the appropriate level of management, an Employee or Member should decline to comment in response to any media requesting information about matters relating to the Company, regardless of whether the request is made off the record, for background, or confidentially.

Code of Conduct and Ethics

Each Member and Employee shall ensure, for opinions expressed at events, in public or in publicly accessible communication forums, that personal views are labelled as such. During public appearances on behalf of CureVac, each Member and Employee shall ensure that their actions or statements do not cause harm to CureVac, its shareholders and its Employees or damage their good reputation.

Members and Employees are not permitted to make any disclosure of material non-public information about the Company to any person or entity outside the Company.

7	CORPORATE SOCIAL RESPONSIBILITY

7.1	PRINCIPLES OF MEDICAL RESEARCH

Ethical principles as well as all applicable laws shall be analyzed and followed in any research activities of CureVac taking place either internally or commissioned by Third Parties. This includes the following in particular:

▪	The observance of ethical principles such as the “Declaration of Helsinki” when conducting clinical studies with humans.

▪	The observance of ethical principles and regulations for carrying out animal testing.

▪	The observance of scientific rules for obtaining research results. In particular, the observance of scientific standards in obtaining research results and data. In this respect, we follow the recommendations of the commission “Professional self-regulation in science” – proposals for safeguarding good scientific practice (e.g. guidelines of the German Research Foundation).

▪	The correct handling of the publication of scientific studies and of the protection of the data contained therein.

▪	The applicable laws and guidelines for conducting clinical studies (e.g. European GCP and GMP legislation, German Pharmaceuticals Act, country-specific laws and regulations, GCP and GMP Guidelines).

Code of Conduct and Ethics

7.2	HEALTHCARE CODICES

CureVac is aware that not only laws and regulations stipulated by governments and multinational institutions are setting minimum levels of required business conduct. As an active player, we carefully analyze standards such as:

▪	EFPIA HCP Code (European Federation of Pharmaceutical Industries and Associations)

▪	FSA Code of Conduct for Healthcare Professionals (“Freiwillige Selbstkontrolle für die Arzneimittelindustrie e.V.”)

▪	PhRMA Code on Interactions with Healthcare Professionals (“Pharmaceutical Research and Manufacturers of America”)

8	CONTACT AND SUPPORT

8.1	WHISTLEBLOWER

Current and former Employees and Members may report Alleged Irregularities to the Compliance Officer. Alleged Irregularities shall be reported in writing or in person. Anyone reporting an Alleged Irregularity should provide as much relevant and concrete information as possible in order for the Alleged Irregularity to be investigated properly. Each reported Alleged Irregularity shall be treated seriously.

Each Whistleblower has the right, and shall be given the opportunity by the Company, to consult with an independent confidential counsellor concerning the Alleged Irregularity reported by such Whistleblower. Such counsellor shall be designated by the Compliance Officer.

To the extent that the Dutch Act on the Whistleblowers' Institute (Wet Huis voor Klokkenluiders) is applicable in relation to the Company, a Whistleblower may also turn to the Whistleblowers' Institute (Huis voor klokkenluiders), subject to and in accordance with the provisions of such Act, in order to report an Alleged Irregularity.

Code of Conduct and Ethics

Alleged Irregularities concerning the functioning of:

a.  the Compliance Officer may be reported to any Managing Director;

b.  a Managing Director or a Supervisory Director who is not the Chairman may be reported to the Chairman; and

c.  the Chairman may be reported to the Chief Executive Officer.

The Company shall treat and safeguard as private and confidential the identity of each Whistleblower, as well as any Alleged Irregularity reported by such Whistleblower. Such information shall not be disclosed by the Company, unless:

a.  with the consent of the Whistleblower concerned;

b.  this is required under applicable laws or regulations, stock exchange requirements and/or by any competent authority; or

c.  it concerns a disclosure to the professional advisors of the Company or of the Whistleblower concerned, subject to a duty of confidentiality and only to the extent necessary for any lawful purpose.

The Company shall not take disciplinary action or other adverse employment action against a Whistleblower in retaliation for properly reporting Alleged Irregularities in good faith, or for providing truthful information in good faith in connection with any investigation, inquiry, hearing or legal proceedings involving Alleged Irregularities. However, a Whistleblower who knowingly reports Alleged Irregularities in a manner which is not truthful and in good faith, or does so in a reckless or frivolous manner, may be subject to legal and/or disciplinary action, including dismissal.

8.2	CONTACT AND SUPPORT

This Code of Conduct and Ethics as well as all policies are meant to give you guidance and help to a safe way to Compliance in a complex area of many rules.

The first contact for any Member or Employee in relation to questions or uncertainty regarding principles of conduct or other areas of suspicion and legal doubt is their Manager. Everyone can also contact the Compliance Officer, the Legal Department or the central Compliance mailbox.

Code of Conduct and Ethics

A Conflict of Interest, as described above, can, but may not necessarily, constitute an infringement – depending on the individual case - if properly addressed.

Actual and potential Conflicts of Interest must be promptly called to the attention of the Chief Executive Officer or Chief Operating Office of the Company (from time to time).

Any transactions or relationships of an Employee potentially contaminated with any such Conflict of Interest are prohibited except with the prior written consent of the Supervisory Board of CureVac. Any such Conflicts of Interest or potential Conflicts of Interest shall be resolved in an ethical manner with due consideration being given to the legitimate interests of the Company.

Any violation or potential violation of this Code by a Member should be promptly reported to the Chief Operating Officer of the Company or the Chief Executive Officer of the Company (from time to time). In case of violation or potential violation of this Code by the Chief Executive Officer and/or the Chief Corporate Officer – as the case may be -, reporting of all such violations and potential violations will be made to the Supervisory Board of CureVac. Any such violation or potential violation may also be reported directly to the Chairman of the Supervisory Board or to any other Member that the person reporting deems to be appropriate.

With respect to Members, the Supervisory Board of CureVac has the power and authority to monitor Compliance with this Code, investigate potential or alleged violations of the Code, make determinations (including acting on requests for waivers from the provisions hereof) and take decisions (or recommendations to appropriate Members) with respect to penalties and consequences for violations of this Code (after opportunity to be heard).

Any violation or potential violation of this Code by an Employee, other than a Member, should be promptly reported to the Compliance Officer of the Company (compliance@curevac.com). With regards to Employees, the Management Board has the power and authority to monitor Compliance with this Code, investigate potential or alleged violations of the Code, make determinations (including acting on requests for waivers from the provisions hereof) and take decisions with respect to penalties and consequences for violations of this Code (after opportunity to be heard). Such power and authority may be delegated as a whole or partially to the Compliance Officer.

Code of Conduct and Ethics

It is also important to understand that violation of certain policies set forth in this Code and legal requirement may subject the individual(s) concerned to civil liability and damages, regulatory sanction and/or criminal prosecution. There will be no reprisals for reporting an actual or possible violation of this Code, provided the reporting person is not a party to or responsible for (alone or with others) the violation.

Each Member and each Employee shall be required to individually acknowledge and certify as to his or her Compliance with this Code. Managers are expected to convey the Compliance message and provide guidance to the Employees they oversee.

Any waivers (including the reasons for the waiver) of this Code for Members must be approved by the Supervisory Board and appropriately disclosed in accordance with all laws and rules applicable to the Company – as the case may be.

CureVac expects the Members of its Supervisory Board as well as of its Management Board and its Employees to obey to this Code. All Members and Employees are required to familiarize themselves with its contents, acknowledge and act in compliance with them. After all, it forms the foundation of our daily work and interaction with each other as well as with Third Parties. It is our responsibility that we all know and adhere to this Code. CureVac’s Managers are the first point of contact for questions and will support their staff in acting in accordance with our values.